Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Scilex Holding Company

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share

		- Reserved for issuance under the Scilex Holding Company 2022 Equity Incentive Plan	457(c) and (h)	36,471,844(2)	$5.4450(3)	$198,589,190.58	$0.00011020	$21,884.53

		- Reserved for issuance under the Scilex Holding Company 2022 Employee Stock Purchase Plan	457(c) and (h)	2,875,759(4)	$4.62825(5)	$13,309,731.59	$0.00011020	$1,466.74

		- Reserved for issuance under the Scilex Holding Company 2023 Inducement Plan	457(c) and (h)	1,400,000(6)	$5.4450 (3)	$7,623,000.00	$0.00011020	$840.06

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$219,521,922.17		$24,191.33

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$24,191.33

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), that become issuable under the Scilex Holding Company 2022 Equity Incentive Plan (the “2022 Plan”), the Scilex Holding Company 2022 Employee Stock Purchase Plan (the “ESPP”) and the Scilex Holding Company 2023 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Represents: (i) 14,622,712 shares of Common Stock initially reserved for issuance under the 2022 Plan; (ii) 5,653,954 shares of Common Stock that were added to the shares available under the 2022 Plan on January 1, 2023, pursuant to the automatic feature under the 2022 Plan, which provides that the number of shares reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of: (a) 4% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding year, (b) 7,311,356 shares of Common Stock, and (c) such number of shares of Common Stock determined by the Registrant’s board of directors or the compensation committee of the Registrant’s board of directors prior to January 1 of a given year; and (iii) and up to 16,195,178 shares of Common Stock which are currently issuable pursuant to outstanding option awards granted under the Scilex Holding Company 2019 Stock Option Plan, as amended (the “2019 Plan”), which amount also represents the maximum number of shares of Common Stock that may become available for issuance under the 2022 Plan as a result of shares of Common Stock subject to such outstanding option awards under the 2019 Plan (a) not being issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued, (b) not being issued because such stock award or any portion thereof is settled in cash, (c) being forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares, (d) being withheld or reacquired to satisfy the exercise, strike or purchase price, or (e) being withheld or reacquired to satisfy a tax withholding obligation.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $5.4450 per share, the average of the high and low price of the Common Stock on the Nasdaq Capital Market on January 10, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission)..

(4)

Represents: (i) 1,462,271 shares of Common Stock initially reserved for issuance under the ESPP and (ii) 1,413,488 shares of Common Stock that were added to the shares available under the ESPP on January 1, 2023, pursuant to the automatic feature under the ESPP, which provides that the number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (a) 1.0% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year; (b) 1,827,839 shares of Common Stock; and (c) such number of shares of Common Stock determined by the Registrant’s board of directors or the compensation committee of the Registrant’s board of directors prior to January 1 of a given year, provided, however, that the Registrant’s board of directors may act prior to January 1 of a given calendar year to provide that there will be no increase for such calendar year or that the increase for such calendar year will be a lesser number of shares of Common Stock than the amounts set forth in clauses (a) through (c) above.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on 85% of $5.4450 per share, the average of the high and low price of the Common Stock on the Nasdaq Capital Market on January 10, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission). Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of fair market value of the Common Stock on (a) the first day of the offering period, and (b) the purchase date.

(6)	Represents shares of Common Stock reserved for issuance under the Inducement Plan.